EXHIBIT 12


                       BROOKDALE LIVING COMMUNITIES, INC.

                   STATEMENTS REGARDING COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES
                            (IN 000'S, EXCEPT RATIOS)



                                                    Three months ended March 31,
                                                    ----------------------------
                                                        2000              1999
                                                        ----              ----

EARNINGS
--------
Income before income tax expense
  per consolidated financial statements...........   $   4,870        $   4,336
Interest cost (1).................................       8,960            7,486
Interest cost (capitalized).......................        (314)            (400)
Amortization of debt expense......................         405              383
                                                     ---------        ---------
Earnings..........................................   $  13,921        $  11,805
                                                     =========        =========

FIXED CHARGES
-------------
Interest cost (1).................................   $   8,960        $   7,486
Amortization of debt expense......................         405              383
                                                     ---------        ---------
Total fixed charges...............................   $   9,365        $   7,869
                                                     =========        =========

Ratio of earnings to fixed charges................        1.49             1.50
                                                     =========        =========

Excess of earnings to fixed charges...............   $   4,556        $   3,936
                                                     =========        =========


(1)  Includes portion of rent expense representative of interest expense.